Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

January 31, 2013

among

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

ON SEMICONDUCTOR CORPORATION

the LENDERS party hereto

and

SUMITOMO MITSUI BANKING CORPORATION

as Administrative Agent

i

AMENDED AND RESTATED LOAN AGREEMENT, dated as of January 31, 2013 (this “Agreement”), among SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC (“Borrower”), ON SEMICONDUCTOR CORPORATION (“Borrower Parent”), the LENDERS from time to time party hereto by execution of this Agreement as a Lender or pursuant to the provisions of Article 12(b)(v) (the “Lenders”) and SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent (the “Administrative Agent”). Each of the Borrower, the Borrower Parent, the Lenders, and the Administrative Agent in this Agreement may be referred to as a “Party” in the singular, or the “Parties”, collectively. Capitalized terms used herein but not otherwise defined in Article 1 through Article 16 are set forth on Schedule II.

WITNESSETH: THAT

WHEREAS, SANYO ELECTRIC CO., LTD (“SANYO”) made a loan (such loan and, on and after the date hereof with respect to any Lender, its respective portion of such loan, the “Loan”) to Borrower pursuant to a Loan Agreement, dated as of January 1, 2011 (the “Original Loan Agreement”);

WHEREAS, pursuant to the Original Loan Agreement, Borrower Parent guaranteed the Borrower’s repayment obligations under the Original Loan Agreement;

WHEREAS, SUMITOMO MITSUI BANKING CORPORATION purchased all of SANYO’s rights under the Original Loan Agreement including the Loan; and

WHEREAS, the Parties hereto desire to amend and restate the Original Loan Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual agreements hereinafter stated, the Parties hereto agree to amend and restate the Original Loan Agreement in its entirety as follows:

Article 1 Drawdown; Interest

(a) As of the date hereof, the outstanding principal amount of the Loan is $302,011,860.86 and the outstanding principal amount for each Lender is set forth on Schedule I.

(b) The Borrower shall pay interest on the Loan on each interest payment date (each, an “Interest Payment Date”) as set out in the loan payment schedule attached hereto as Exhibit A (the “Loan Payment Schedule”) for the relevant interest period (the “Interest Period”) beginning on and including January 1, 2011 (the “Drawdown Date”) (for the first such Interest Period) or beginning on and including the immediately prior Interest Payment Date and ending on but excluding such Interest Payment Date, at a floating rate per annum equal to the sum of three (3)-month U.S. Dollar London Interbank Offered Rate (“LIBOR”) appearing on Reuters Screen LIBOR 01 two (2) Business Days prior to the beginning of the applicable Interest Period (each such date, an “Interest Rate Setting Date”) plus a spread of one hundred seventy five (175) basis points (1.75%) per annum (“Interest Rate”). For each Interest Period, the applicable Interest Rate shall be reasonably determined by the Administrative Agent on each of the Interest Rate Setting Dates as set out in Exhibit A and shall be communicated to the Borrower and each Lender by the Administrative Agent on such date. LIBOR shall mean the three (3)-month

LIBOR at approximately 11:00 a.m. (London Time) on the Interest Rate Setting Date. In the event that such rate or screen page from Reuters is not available for any reason, the applicable LIBOR shall be determined by reference to the LIBOR of the immediately preceding Business Day or, if Reuters Screen LIBOR 01 is not generally available, then by reference to the LIBOR determined by another reputable source selected by the Administrative Agent in its reasonable discretion.

(c) All payments for interest pursuant to this Article 1 shall be computed on the basis of a 360-day year for the actual days elapsed. Any calculation that would result in a payment that includes a fraction of less than one cent shall be rounded to the nearest cent. In the event that any Interest Payment Date is not a Business Day, then such Interest Period and the corresponding Interest Payment Date shall be extended to the next succeeding Business Day. For purposes of this Agreement, “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions are authorized or required by law to be closed in the State of New York or, as used in Interest Rate Setting Date, London.

(d) Interest shall be payable on each Interest Payment Date in arrears computed based on the outstanding balance of the Loan, with payments to commence on April 1, 2011.

(e) If the Administrative Agent notifies the Borrower in writing (a “Payment Default Notice”) that it has failed to make payment when due of any sum hereunder whether at the stated maturity, by acceleration or otherwise, then:

(i) interest shall accrue on the amount of such defaulted payment at the Default Rate (as defined below) from and after the date of such Payment Default Notice to but excluding the date that such defaulted payment is repaid in full; and

(ii) if the Borrower has failed to cure such payment default no later than the date (the “Payment Default Date”) that is five (5) Business Days after its receipt of the Payment Default Notice, then the Borrower shall pay the Default Rate on the entire principal amount outstanding under the Loan, payable from and after the Payment Default Date to but excluding the date that such defaulted payment is repaid in full (upon which date the Interest Rate on the Loan shall resume to be the Interest Rate otherwise applicable to the Loan, as provided in Article 1(b)).

As used herein, the “Default Rate” shall mean a rate of interest equal to the Interest Rate otherwise applicable to the Loan as provided in Article 1(b), plus three percent (3.00%) per annum. The Default Rate payable by the Borrower under this Article 1(e) shall be payable in addition to any principal, interest (without duplication of interest payable by reference to the Default Rate hereunder) and other amounts that may be due and payable under this Agreement.

Article 2 Loan Repayment

(a) The Borrower shall fully pay the Loan within seven (7) years from and after the Drawdown Date. Subject to Article 3, the Loan shall be repaid over twenty seven (27) equal quarterly principal installments of NINE MILLION, FOUR HUNDRED THIRTY-SEVEN THOUSAND, EIGHT HUNDRED AND SEVENTY U.S. DOLLARS and sixty-five cents (US$ 9,437,870.65), with the balance of ONE HUNDRED TWENTY-TWO MILLION, SIX HUNDRED NINETY-TWO THOUSAND, THREE HUNDRED AND EIGHTEEN U.S.

DOLLARS and fifty-one cents (US$ 122,692,318.51) (the “Final Payment”) to be repaid on January 2, 2018 (the “Maturity Date”). Each such quarterly principal installment shall be payable on the applicable loan repayment date (the “Loan Repayment Date”) as set forth in the Loan Repayment Schedule.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Article 2 shall be conclusive of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Article 3 Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Voluntary Prepayment; Mandatory Prepayment; Taxes

(a) The Borrower shall have the option, on any Interest Payment Date after the date hereof to prepay the Loan, in full or in part, subject to the following terms and conditions:

(i) The Borrower shall give to the Administrative Agent written notice of the proposed prepayment (the “First Prepayment Notice”) not less than ten (10) days prior to the date on which the Loan is proposed to be prepaid, which First Prepayment Notice shall state the amount proposed to be prepaid and the proposed prepayment date. The actual amount of the prepayment and the actual date of prepayment (the “Prepayment Date”) shall be confirmed (or modified) in a written notice delivered by the Borrower to the Administrative Agent (the “Confirming Prepayment Notice”) not less than five (5) Business Days prior to the Prepayment Date stated in the Confirming Prepayment Notice. The Confirming Prepayment Notice may not be revoked or modified.

(ii) The amount payable in respect of each prepayment shall be the full or partial outstanding principal amount of the Loan stated in the Confirming Prepayment Notice plus any accrued but unpaid interest up to but excluding the Prepayment Date.

(iii) The additional conditions for each partial prepayment are: (y) the minimum principal amount to be prepaid shall be TEN MILLION U.S. DOLLARS (US$10,000,000.00); and (z) the principal of each prepayment shall be applied against the quarterly principal installments of the Loan and the Final Payment in the inverse order of their scheduled due dates as set out herein and in the Loan Payment Schedule (i.e., each prepayment shall be applied first against the Final Payment and then against each quarterly principal installment set out in the Loan Payment Schedule, in inverse order).

(iv) Promptly following receipt of the First Prepayment Notice and the Confirming Prepayment Notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Loan shall be applied ratably to the Loans.

(b) Within ten (10) Business Days following any Change of Control, the Borrower shall deliver to the Administrative Agent either (i) an irrevocable notice specifying a proposed prepayment date, which date shall be no later than forty-five (45) days from the date of the occurrence of the Change of Control, in which case the Borrower shall repay the Loan, together with any unpaid interest up to but excluding the prepayment date, in full on or before the proposed prepayment date or (ii) an irrevocable notice describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Loan (through Borrower or its designee) on the date specified in such notice, which date shall be no later than forty-five (45) days from the date of the occurrence of the Change of Control, in which case, the Administrative Agent shall deliver such notice to the Lenders, and, if any Lenders have accepted such repurchase offer, the Borrower or such designee shall repurchase the Loan from such Lender, at a price in cash equal to the outstanding principal amount thereof together with interest on the principal amount up to but not including the date of such repurchase, and such Lender shall sell the Loan and transfer all related loan documents to the Borrower or such designee upon receipt of such purchase price. In the event that the Borrower (itself or through its designee) offers to repurchase the Loan pursuant to the foregoing clause (ii) and the Lender does not accept such offer, then the Loan held by such Lender shall remain in place in accordance with the terms hereof.

(c) “Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the U.S. Securities Exchange Act of 1934 of the U.S., as amended, and the rules of the U.S. Securities and Exchange Commission (the “SEC”) thereunder as in effect on the date hereof) of equity interests representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value of the Borrower Parent and (ii) delisting of the Borrower Parent’s common shares from Nasdaq Stock Market.

(d) [Intentionally Omitted.]

(e) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or otherwise) prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made in dollars and to the Administrative Agent at its offices at 277 Park Avenue, New York, New York 10172, except that payments pursuant to Article 3(b) shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments in the same currency received by it to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(f) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first towards payment of interest and fees then due hereunder, ratably among the Lenders entitled thereto in accordance with the amounts of interest and fees then due to such Lenders with any remainder applied in respect of outstanding principal on the Loans ratably among the Lenders entitled thereto.

(g) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loan or resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). “Subsidiary” shall mean any subsidiary of the Borrower Parent other than the Borrower. Without limiting the generality of the definition of the term “subsidiary”, it is understood and agreed that each of (1) ON Semiconductor Czech Republic, s.r.o., legal successor, a corporation existing under the laws of the Czech Republic, (2) ON Semiconductor Slovakia a.s. (formerly known as Slovakia Electronic Industries, a.s.), a corporation existing under the laws of Slovakia and (3) Leshan-Phoenix Semiconductor Co., Ltd., an entity existing under the laws of the People’s Republic of China, is a subsidiary of the Borrower Parent as of the date hereof.

(h) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(i) Taxes.

(i) Withholding of Taxes. Each payment by Borrower Parent or the Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant governmental authority in accordance with applicable law.

(ii) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(iii) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, Borrower Parent or the Borrower for any Taxes attributable to such Lender that are paid or payable by the Administrative Agent or Borrower Parent or the Borrower (as applicable) in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. The indemnity under this Article 3(i)(iii) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(iv) Status of Lenders.

(1)

Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Article 3(i)(iv)(2)(a) through (e) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Article 3(i)(iv). If any form or certification previously delivered pursuant to this Article 3(i) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(2)	Without limiting the generality of the foregoing, if the Borrower is a U.S. person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(a)	in the case of a Lender that is a U.S. person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(b)	in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(c)	in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(d)

in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form prescribed by the Administrative Agent (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(e)	in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (a), (b), (c), (d) and (f) of this paragraph Article 3(i)(iv)(2) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(f)	any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(3)	If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

Article 4 Representations and Warranties

Each of the Borrower and the Borrower Parent (as applicable) represents and warrants solely as to itself to the Administrative Agent, for itself and for the benefit of each Lender, as of the Drawdown Date, as follows:

(a) Organization and Good Standing. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Borrower Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Authority; Binding Nature of Agreements. Each of the Borrower and the Borrower Parent has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement. The execution, delivery and performance by the Borrower and the Borrower Parent of this Agreement have been approved by all requisite action on the part of the Borrower. This Agreement has been duly and validly executed and delivered by the Borrower and the Borrower Parent. This Agreement constitutes the legal, valid and binding obligation of the Borrower and the Borrower Parent, enforceable against the Borrower and the Borrower Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

(c) No Conflicts; Required Consents. The execution, delivery and performance of this Agreement do not and will not (with or without notice or lapse of time):

(i) violate or result in any breach of (v) any of the provisions of the laws applicable to the Borrower or the Borrower Parent; (w) the organizational documents of the Borrower or the Borrower Parent; (x) any resolutions adopted by the member of the Borrower or the stockholders or board of directors or committees of the Borrower Parent; (y) any of the terms or requirements of any material governmental approval held by the Borrower or the Borrower Parent or that otherwise relates to the Borrower’s or the Borrower Parent’s business; or (z) any provision of a material contract to which the Borrower or the Borrower Parent is a party;

(ii) give any governmental authority or other person or entity the right to (x) challenge the Loan or any other guaranty thereof; (y) exercise any remedy or obtain any relief under any applicable law or any order to which the Borrower, the Borrower Parent or any of their respective assets is subject; or (z) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any material contract to which the Borrower or the Borrower Parent is a party; or

(iii) except for applicable requirements, if any, under any antitrust law, require the Borrower or the Borrower Parent to obtain any consent or make or deliver any filing or notice to a governmental authority that has not so been made or delivered by the Borrower or the Borrower Parent.

(d) Proceedings. There are no proceedings pending or, to the Borrower’s and the Borrower Parent’s knowledge, threatened against or affecting the Borrower or the Borrower Parent (i) challenging or seeking to restrain, delay or prohibit the Loan or any other transactions contemplated hereby or (ii) preventing the Borrower or the Borrower Parent from performing their respective obligations under this Agreement.

(e) SEC Filings; Financial Statements.

(i) The Borrower Parent has delivered or made available to the Administrative Agent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Borrower Parent with the SEC during the period beginning on January 1, 2009 and continuing through the Drawdown Date), and all amendments thereto (the “SEC Documents”). To the Borrower’s and the

Borrower Parent’s knowledge, as of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Drawdown Date, then on the date of such filing): (x) each of the SEC Documents complied in all material respects with the applicable requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) or the U.S. Securities Exchange Act of 1934, as amended (as the case may be); and (y) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The financial statements (including any related notes) contained in the SEC Documents: (x) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (y) were prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes) and (z) fairly present the consolidated financial position of the Borrower Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Borrower Parent and its consolidated subsidiaries for the periods covered thereby.

(iii) Except as disclosed in the SEC Documents, to the Borrower’s and the Borrower Parent’s knowledge, as of the Drawdown Date, there were no material matters relating to the Borrower or the Borrower Parent that would have a Material Adverse Effect.

Article 5 The Borrower Covenants

Until the principal of and interest on the Loan shall have been paid in full, each of the Borrower and the Borrower Parent, as to itself only, covenants and agrees with the Administrative Agent, for itself and for the benefit of each Lender, that:

(a) Notice of Events of Default. The Borrower shall notify the Administrative Agent promptly upon learning of any Event of Default (as defined in Article 6 below).

(b) Maintenance of Properties. The Borrower and the Borrower Parent shall keep and maintain all tangible property material to the conduct of its business, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

(c) Insurance. The Borrower, either directly or through the Borrower Parent, shall maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses.

(d) Books and Records; Discussion Rights. Solely for the purpose of determining compliance with this Agreement, the Borrower shall (i) keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to this Agreement, (ii) permit any representatives designated by the Administrative Agent, upon reasonable prior written notice, to discuss the financial condition of the Borrower and the Borrower Parent with its officers and independent accountants, all at such reasonable times during normal business hours as may be reasonably requested; provided, however, that (1)

as long as no Event of Default shall have occurred and be continuing, only two such requests pursuant to this clause (ii) (which shall be made by the Administrative Agent) may be made in any calendar year, with the exception of informal telephonic or email requests, which informal telephonic or email requests shall be made by the Administrative Agent and may be made no more than twice in any calendar quarter and (2) the information that may be obtained from the Borrower and the Borrower Parent pursuant to this Article 5(d) shall only include information that is or would be included in the SEC Documents and reasonable explanations thereof.

(e) Compliance with Laws and Agreement. The Borrower and the Borrower Parent shall comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and the Borrower Parent shall comply with the obligations set out in this Agreement.

Article 6 Events of Default

If any one of the following events (“Event of Default”) shall have occurred, then at any time thereafter, if any such event shall then be continuing, and not remedied during the cure period (where it is provided for in this Agreement), the Borrower’s obligations to the Lenders shall, upon the Administrative Agent’s written notice to the Borrower (or in the case of clause (d) below, automatically without any notice) become immediately due and payable.

(a) Payment Default. The Borrower or the Borrower Parent fails to pay (i) any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure continues unremedied for a period of five (5) Business Days after notice from the Administrative Agent or (ii) any interest on the Loan payable under this Agreement, when and as the same shall become due and payable, and such failure to pay interest or such other amount continues unremedied for a period of five (5) Business Days after notice from the Administrative Agent;

(b) Misrepresentation Default. Any representation or warranty made by or on behalf of the Borrower or the Borrower Parent under this Agreement shall be found to be incorrect in any material respect when made; provided, however, that such untrue representation or warranty shall not be an Event of Default:

(i) if the incorrect nature of any representation or warranty set forth in Article 4(a), (b), (c) or (d) hereof is capable of being cured or corrected and the Borrower or the Borrower Parent, as applicable, cures such incorrect representation or warranty within forty-five (45) days after the earlier of (y) written notice from the Administrative Agent or (z) the Borrower’s or the Borrower Parent’s knowledge of the incorrect nature of such representation or warranty; or

(ii) if the false nature of any representation or warranty made herein has not resulted in a Material Adverse Effect;

(c) Other Provisions Default. The Borrower or the Borrower Parent fails to perform or comply with any term or obligation contained in this Agreement and, only in the case of failure to perform or comply with any term or obligation other than Article 5(a) and Article 3(b), any such failure, violation, or non-compliance is not remediable or if remediable, continues unremedied for a period of forty five (45) days from the date after written notice thereof shall have been given by the Administrative Agent to the Borrower or the Borrower Parent; provided that the Borrower or the Borrower Parent, as applicable, shall have up to an additional thirty (30) days to remedy such failure if (i) such failure cannot reasonably be cured within such forty-five (45) day period, (ii) the Borrower or the Borrower Parent has commenced to cure such failure within such forty-five (45)-day period and thereafter cures such failure within such additional thirty (30) day period and (iii) no Material Adverse Effect is reasonably likely to occur as a result of the Borrower or the Borrower Parent having the additional thirty (30) day period to cure such failure;

(d) Insolvency Default. The Borrower or the Borrower Parent becomes insolvent or unable to pay its debts when due or commits or permits any act of bankruptcy, which act shall include (i) the filing of a petition in any bankruptcy, reorganization, winding up or liquidation of the Borrower or the Borrower Parent, or any other proceeding analogous in purpose and effect; provided, however, that in case the foregoing petition is filed by any other party, other than the Borrower or the Borrower Parent, such event shall only be an Event of Default if such petition is consented to, or not objected to, by the Borrower or the Borrower Parent, or continues undismissed for sixty (60) consecutive days or a final order or decree of any court approving or ordering any of the foregoing is entered, (ii) the making of an assignment by the Borrower or the Borrower Parent for the benefit of its creditors, (iii) the admission in writing by the Borrower or the Borrower Parent of its inability to pay its debts (iv) the entry of any final order or judgment of any court, tribunal or administrative agency, in each case, having appropriate jurisdiction confirming the bankruptcy or insolvency of the Borrower or the Borrower Parent or approving any reorganization, winding up or liquidation of the Borrower or the Borrower Parent or (v) the filing of an application for the appointment of a receiver, liquidator, assignee or trustee of the Borrower or the Borrower Parent or a substantial part of its property or assets or a substantial part of its capital stock or to assume custody or control of the Borrower or the Borrower Parent or the ordering of its dissolution, winding-up or liquidation of its affairs;

(e) Cross Default. The Borrower or the Borrower Parent (i) fails to pay an indebtedness when due and, where applicable, within any applicable grace period or (ii) defaults beyond the period of grace, if any, under any agreement of indebtedness, which default is not waived by the holders of such indebtedness, and as a result of either (i) or (ii), the holders of such indebtedness accelerate the scheduled maturity thereof or demand in writing that such defaulted payment be immediately paid; provided that this clause (e) shall not apply if the aggregate amount of such indebtedness is equal to or less than $30,000,000 (or its equivalence in another currency); or

(f) Closure Default. Cessation of the entire business of the Borrower or the Borrower Parent.

If an Event of Default shall have occurred, then at any time thereafter, if any such event shall then be continuing, and not remedied during any applicable cure period (where it is provided for in this Agreement), the Administrative Agent may at its election, and at the request of the Required Lenders shall, (i) by written notice to the Borrower, to declare the entire outstanding Loan amount to be immediately due and payable, and the Loan shall thereupon become immediately due and payable (or in the case of clause (d) above, automatically); and (ii) after accelerating the Loan, to exercise any and all remedies available to the Administrative Agent under applicable law. The Events of Default in clauses (a), (d), (e) and (f) are “Significant Defaults.”

All monies realized and received by the Administrative Agent in the exercise of its rights, powers and remedies hereunder shall be applied by the Administrative Agent and distributed to the Lenders as specified in this Agreement and shall be applied by each Lender, to the extent permitted, to the payment of the Loan.

Article 7 Continuing Guarantee

The Borrower Parent hereby absolutely and unconditionally, jointly and severally, guarantees, as a guaranty of payment and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, or upon acceleration, of any and all of the payment obligations, whether for principal, interest, damages or otherwise, of the Borrower, arising under this Agreement (this “Guaranty”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the obligations or any instrument or agreement evidencing any obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the obligations which might otherwise constitute a defense to the obligations of the Borrower Parent under this Guaranty (other than the defense of payment), and the Borrower Parent hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than the defense of payment). This Guaranty is a continuing and irrevocable guaranty of all payment obligations now or hereafter existing under this Agreement and shall remain in full force and effect until all principal, interest and other amounts payable to the Lenders under this Agreement are indefeasibly paid in full in cash.

Article 8 No Set-off

In no event shall the Borrower or the Borrower Parent be entitled to set-off any obligation due to it against any obligation owed by it pursuant to the this Agreement.

Article 9 The Administrative Agent

9.1 Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

9.2 Sumitomo Mitsui Banking Corporation serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower Parent or the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

9.3 The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Article 16(d)) and (c) except as expressly set forth in this Agreement, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower Parent or the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Article 16(d)) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Borrower Parent or the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with this Agreement, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 The Administrative Agent may perform any and all of its duties and exercise its rights and powers through its Related Parties (defined below). The exculpatory provisions of the preceding paragraphs shall apply to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates (the “Related Parties”) of the Administrative Agent.

9.6 Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the approval of the Borrower (such approval not to be unreasonably withheld or delayed; provided that no such approval shall be required if a Significant Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders (and, if required, approved by the Borrower) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York which has assets of not less than $500,000,000 and has a certificate of deposit, short-term deposit or commercial paper rating of at least A-1+ by Standard & Poor’s, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees, if any, payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. For clarity, it is hereby acknowledged and agreed that Borrower is not required to pay any fees of Administrative Agent. After the Administrative Agent’s resignation hereunder, the provisions of this Article 9 shall continue in effect for the benefit of such retiring Administrative Agent and its respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

9.7 Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

9.8 The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) be authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

Article 10 Notices

(a) All notices, requests, demands and other communications hereunder shall be either (i) delivered in person; (ii) sent by international courier service or other express commercial delivery service; or (iii) sent by facsimile with confirmation of receipt, and, in each case, addressed as follows:

If to the Administrative Agent:

SUMITOMO MITSUI BANKING CORPORATION

277 Park Avenue

New York, NY 10172

Attn: Agency Services

Fax: +1-212-224-4391

If to any Lender, to such Lender’s address and fax number set forth on Schedule I

If to the Borrower:

SEMICONDUCTOR COMPONENTS INDUSTRIES LLC

5005 E. McDowell Road

Phoenix, AZ 85008 U.S.A.

Attn: Treasurer and General Counsel

Fax: +1-602-244-5601

with copies to (which copy shall not constitute notice):

Judy.Boyle@onsemi.com;

Nancy.Villar@onsemi.com; and

Snell & Wilmer L.L.P.

400 East Van Buren

Phoenix, Arizona 85018 U.S.A.

Attn: Cheryl Ikegami, Esq. and Brian Burke, Esq.

Fax: +1-602-382-6070

If to the Borrower Parent: Same as the Borrower.

(b) All notices, requests, instructions or documents given to any party in accordance with this Article 10 shall be deemed to have been given on the date of mailing or transmission, whether delivered by hand, by international courier service, or by facsimile, with confirmation of receipt on such date.

(c) Any party may change its address specified for notices herein by designating a new address by notice given in accordance with this Article 10.

Article 11 Confidentiality

(a) Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below) until the earlier of (x) one (1) year after the Loan is paid in full or (y) one (1) year after the Maturity Date, except that Information may be disclosed (i) to either of the Administrative Agent’s or any Lender’s Related Parties, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations (including any regulations of any applicable stock exchange) or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Article 11, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, or to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties’ professional advisors, (vii) with the consent of the Borrower or (viii) to the extent such Information (y) becomes publicly available other than as a result of a breach of this Article or (z) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, the Borrower Parent or any Affiliate of the Borrower or the Borrower Parent. For the purposes of this Article 11, the term “Information” means all information received from the Borrower, the Borrower Parent or any Affiliate of the Borrower or the Borrower Parent relating to any such entity or its business in connection with this Agreement, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any of them. Any person or entity required to maintain the confidentiality of Information as provided in this Article 11 shall be considered to have complied with its obligation to do so if such person or entity has exercised the same degree of care to maintain the confidentiality of such Information as such person or entities would accord to its own confidential information.

(b) [Intentionally Omitted.]

Article 12 Successors and Assigns

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower Parent or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Article 12. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Article 12) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed so long as the proposed assignee is not a competitor of the Borrower or the Borrower Parent) of:

(1)	the Borrower Parent (provided that the Borrower Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Borrower Parent shall be required for an assignment to a Lender, an Approved Affiliate of a Lender or, if a Significant Default has occurred and is continuing, any other assignee; and

(2)	the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(1)	except in the case of an assignment to a Lender or an Approved Affiliate of a Lender (or an assignment by a prospective lender approved by the Administrative Agent and the Borrower to such prospective lender’s Approved Affiliate) or an assignment of the entire remaining amount of the assigning Lender’s and all of its Approved Affiliate’s Loans (if, on an aggregated basis, such Loan are less than $10,000,000), the amount of the Loans of the assigning Lender and its Approved Affiliates subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that (x) any Lender, Approved Affiliate and prospective lender approved by the Administrative Agent and the Borrower may aggregate their Loans for purposes of determining compliance with the minimum amounts set forth herein and (y) no such consent of the Borrower shall be required if a Significant Default has occurred and is continuing;

(2)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(3)	the Borrower, Borrower Parent and the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (or such lesser amount as agreed by the Administrative Agent), such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(4)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower Parent and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Article 12(b), the term “Approved Affiliate” has the following meaning:

“Approved Affiliate” means an Affiliate of any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (A) a Lender, (B) an Approved Affiliate of such Lender, (C) an entity or an Affiliate of an entity that administers or manages a Lender or (D) a prospective lender approved by the Administrative Agent and the Borrower.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Article 12, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a Party hereto and, to the extent of the interest assigned by such

Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Party hereto). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Article 12 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Article 12.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower Parent and the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower Parent, the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Parent, the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Article 12 and any written consent to such assignment required by paragraph (b) of this Article 12, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Article 3(h), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower Parent or the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower Parent, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or modification that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower

Parent and the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to secure obligations to a Federal Reserve Bank, and this Article 12 shall not apply to any such pledge or assignment to a Federal Reserve Bank of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Article 13 Expenses

The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Article 13 or in connection with the enforcement of the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

Article 14 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Article 15 Resolution of Dispute

(a) Each Party agrees that, upon written request of the other Party, it shall use commercially reasonable efforts to settle amicably through good faith discussions any dispute or disagreement which may arise under or pursuant to this Agreement.

(b) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Article 15. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Party irrevocably consents to service of process in the manner provided for notices in Article 10. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

Article 16 Miscellaneous

(a) OFAC. None of the Borrower or the Borrower Parent, nor, to the knowledge of the Borrower or the Borrower Parent, any director, officer, agent, employee or Affiliate thereof, is currently subject to any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury.

(b) [Intentionally Omitted.]

(c) Language. This Agreement has been made and entered into in the English language. If this Agreement is translated into Japanese or any other language, this English language version shall for all purposes be deemed to be the definitive and binding version hereof.

(d) Waivers; Amendments.

(i) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower Parent or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph Article 16(d)(ii) of this Article 16, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(ii) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower Parent, the Borrower and the Required Lenders or by the Borrower Parent, the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (1) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (2) change the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly affected thereby, (3) change Article 3 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (4) change any of the provisions of this Article 16(d) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (5) release the Borrower Parent or the Borrower from its obligations under Article 7 without the written consent of each Lender.

(iii) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may, at its sole cost and expense, elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (1) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Article 12(b), (2) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination and (3) the replacement Lender shall provide such consent or the appointment of such replacement Lender will result in the effectiveness of such amendment, waiver or consent.

(iv) Notwithstanding anything to the contrary herein the Administrative Agent may, upon prior notice to the Lenders, with the consent of the Borrower Parent and the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, mistake, defect or inconsistency.

(e) Invalid Provisions – Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom or therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

(f) Headings. Article headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

(g) No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower Parent and the

Borrower acknowledges and agrees that: (i) (1) the arranging and other services regarding this Agreement provided by the Lenders are arm’s length commercial transactions between Borrower Parent, the Borrower and each of their Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (2) each of the Borrower Parent and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (3) each of the Borrower Parent and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (1) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower Parent, the Borrower or any of their Affiliates, or any other person and (2) no Lender or any of its Affiliates has any obligation to the Borrower Parent, the Borrower or any of their Affiliates with respect to the transactions contemplated hereby except, in the case of the Administrative Agent and each Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower Parent, the Borrower and their Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower Parent, the Borrower or their Affiliates. To the fullest extent permitted by law, each of the Borrower Parent and the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(h) USA PATRIOT Act. The Administrative Agent, for itself and for each Lender that is subject to the requirements of the Patriot Act, hereby notifies the Borrower and the Borrower Parent, that pursuant to the requirements of the Act, lenders are required to obtain, verify and record information, which information the Borrower and Borrower Parent agree to promptly provide to the Administrative Agent upon reasonable request, that identifies the Borrower and the Borrower Parent, including the name and addresses of the Borrower and the Borrower Parent and other information that will allow the Administrative Agent (for itself or for the benefit of any Lender) to identify the Borrower and the Borrower Parent in accordance with the Patriot Act and applicable “know your customer” and anti-money laundering rules and regulations.

(i) Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Borrower, the Borrower Parent, the Lenders and the Administrative Agent have each caused this Agreement to be duly executed by its respective duly authorized officer as of the date first written above.

BORROWER:

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

By:	Its sole member

ON Semiconductor Corporation

	By:	/s/ BERNARD GUTMANN
	Name:	Bernard Gutmann
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

BORROWER PARENT:

ON SEMICONDUCTOR CORPORATION

By:	/s/ BERNARD GUTMANN
Name:	Bernard Gutmann
Title:	Executive Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:
SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ SHUJI YABE
Name:	Shuji Yabe
Title:	Managing Director

LENDERS:

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ SHUJI YABE
Name:	Shuji Yabe
Title:	Managing Director

EXHIBIT A

LOAN PAYMENT SCHEDULE

Period	Interest Rate Setting Date	Interest Payment Date & Loan Repayment Date	No. of Days	Loan Repayment (US$)	Total Outstanding Principal (US$)
Draw- down Date	Thursday, December 30, 2010	Saturday, January 1, 2011			$377,514,826.06
1	Wednesday, March 30, 2011	Friday, April 01, 2011	90	$9,437,870.65	$368,076,955.41
2	Wednesday, June 29, 2011	Friday, July 01, 2011	91	$9,437,870.65	$358,639,084.76
3	Thursday, September 29, 2011	Monday, October 03, 2011	94	$9,437,870.65	$349,201,214.11
4	Thursday, December 29, 2011	Tuesday, January 03, 2012	92	$9,437,870.65	$339,763,343.46
5	Thursday, March 29, 2012	Monday, April 02, 2012	90	$9,437,870.65	$330,325,472.81
6	Thursday, June 28, 2012	Monday, July 02, 2012	91	$9,437,870.65	$320,887,602.16
7	Thursday, September 27, 2012	Monday, October 01, 2012	91	$9,437,870.65	$311,449,731.51
8	Friday, December 28, 2012	Wednesday, January 02, 2013	93	$9,437,870.65	$302,011,860.86
9	Wednesday, March 27, 2013	Monday, April 01, 2013	89	$9,437,870.65	$292,573,990.21
10	Thursday, June 27, 2013	Monday, July 01, 2013	91	$9,437,870.65	$283,136,119.56
11	Friday, September 27, 2013	Tuesday, October 01, 2013	92	$9,437,870.65	$273,698,248.91
12	Monday, December 30, 2013	Thursday, January 02, 2014	93	$9,437,870.65	$264,260,378.26
13	Friday, March 28, 2014	Tuesday, April 01, 2014	89	$9,437,870.65	$254,822,507.61
14	Friday, June 27, 2014	Tuesday, July 01, 2014	91	$9,437,870.65	$245,384,636.96
15	Monday, September 29, 2014	Wednesday, October 01, 2014	92	$9,437,870.65	$235,946,766.31
16	Tuesday, December 30, 2014	Friday, January 02, 2015	93	$9,437,870.65	$226,508,895.66
17	Monday, March 30, 2015	Wednesday, April 01, 2015	89	$9,437,870.65	$217,071,025.01
18	Monday, June 29, 2015	Wednesday, July 01, 2015	91	$9,437,870.65	$207,633,154.36
19	Tuesday, September 29, 2015	Thursday, October 01, 2015	92	$9,437,870.65	$198,195,283.71
20	Wednesday, December 30, 2015	Monday, January 04, 2016	95	$9,437,870.65	$188,757,413.06
21	Wednesday, March 30, 2016	Friday, April 01, 2016	88	$9,437,870.65	$179,319,542.41
22	Wednesday, June 29, 2016	Friday, July 01, 2016	91	$9,437,870.65	$169,881,671.76
23	Thursday, September 29, 2016	Monday, October 03, 2016	94	$9,437,870.65	$160,443,801.11
24	Thursday, December 29, 2016	Tuesday, January 03, 2017	92	$9,437,870.65	$151,005,930.46
25	Thursday, March 30, 2017	Monday, April 03, 2017	90	$9,437,870.65	$141,568,059.81
26	Thursday, June 29, 2017	Monday, July 03, 2017	91	$9,437,870.65	$132,130,189.16
27	Thursday, September 28, 2017	Monday, October 02, 2017	91	$9,437,870.65	$122,692,318.51

	Maturity Date Final Payment	Tuesday, January 02, 2018	92	$122,692,318.51	0.00

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [                    ] (the “Assignor”) and [                    ] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[ ]

2.	Assignee:	[ ] [and is an Affiliate/ Approved Affiliate /prospective lender of] [Identify Lender][1]

3.	Borrower:	Semiconductor Components Industries, LLC

4.	Loan Agreement:	Amended and Restated Loan Agreement, dated as of [ ], 2013, among Semiconductor Components Industries, LLC, ON Semiconductor Corporation, Sumitomo Mitsui Banking Corporation as Administrative Agent and the various Lenders thereto

5.	Assigned Interest:
		Amount of Loans Assigned	Percentage Assigned of Loans	Aggregate Amount of Loans for all Lenders
		$	%	$

6.	Effective Date:	, 20 .

[1]	Select as applicable.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[ ]

By
Name
Title

ASSIGNEE

[ ]

By
Name
Title

Consented to and Accepted:

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By
Name:
Title:

[Consented to:][2]

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

By
Name:
Title:

[2]	To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower or Borrower Parent or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or Borrower Parent or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder, and to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULE I

Name of Lender and Address for Notices under Section 10	Amount
SUMITOMO MITSUI BANKING CORPORATION	$302,011,860.86

277 Park Avenue New York, New York 10172 Fax: 212-224-4384

SCHEDULE II

Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders and decrees of all governmental authorities. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any governmental authority, any other governmental authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Exhibits and Schedules shall be construed to refer to Articles of, and Exhibits and Schedules to, this Agreement, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the words “per annum” as they related to the calculation of interest shall be construed to mean, per annum, computed on a 360-day basis.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person. For the purposes of this definition, “control,” “controlled by” and “under common control with,” with respect to the relationship between or among two or more persons, means (i) the ownership of a majority of the voting share capital of a person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, by agreement or otherwise.

“Assignment and Assumption” any Assignment Assumption Agreement, in a form attached as Exhibit B and executed by the parties to each assignment pursuant to Article 12(b) hereof, and all amendments, restatements, supplements or other modifications thereto.

“Code” means the Internal Revenue Code of 1986.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“FATCA” means Sections 1471 through 1474 of the Code, as amended, and any regulations or official interpretations thereof, whether in existence on the date hereof or promulgated or published hereafter.

“Loan Documents” means this Agreement, the promissory note issued in connection herewith and any Assignment and Assumption Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Material Adverse Effect” means any event that has (i) a material adverse effect on the enforceability of this Agreement or (ii) a material adverse effect on the performance of the Borrower’s or the Borrower Parent’s payment obligations hereunder.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower Parent and the Borrower to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the date hereof or incurred or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, under this Agreement or any of the other Loan Documents.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or any Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Administrative Agent or any Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Required Lenders” means Lenders holding more than 50% of the outstanding principal amount of the Loan at such time. Notwithstanding anything to the contrary contained in the Agreement, if Borrower, Borrower Parent or any Affiliate thereof purchase any portion of the Loan pursuant to Article 3(b) or otherwise, then such Loan shall remain in place in accordance with the terms hereof and Borrower shall be deemed to be a “Lender” for all purposes including for purposes of consenting to approval of any amendment, modification or waiver of any provision of this Agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withholding Agent” means any Borrower Parent, the Borrower or the Administrative Agent.